Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

June 23, 2023

CymaBay Therapeutics, Inc.

7575 Gateway Boulevard

Newark, CA 94560

Ladies and Gentlemen:

You have requested our opinion, as counsel to CymaBay Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-3 (File No. 333-270796) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in the Registration Statement (the “Prospectus”) relating to the offer and sale of up to 4,642,857 shares of Common Stock of the Company (the “Warrant Shares”) issuable upon exercise of pre-funded warrants to purchase common stock (the “Warrants”). The offer and sale of the Warrants and the Warrant Shares were registered pursuant to the Company’s then-effective shelf registration statement on Form S-3 (Registration No. 333-239670).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of the Common Stock than the number then available for issuance by the Company. Further, we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law. We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Very truly yours,

COOLEY LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington